Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Wednesday, April 22, 2009

Gannett Announces Extension of Early Participation Date in Private Exchange Offer for its

5.75% Notes due 2011 and 6.375% Notes due 2012

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced that the early participation date in respect of its previously announced private exchange offer for its 5.75% Notes due 2011 (the “2011 notes”) (CUSIP No. 364725AE1) and its 6.375% Notes due 2012 (the “2012 notes”) (CUSIP No. 364725AC5) (collectively, the “Old Notes”) has been extended until 5:00 p.m., New York City time, on May 1, 2009 (the “Early Participation Date”).

On April 7, 2009, the Company commenced a private exchange offer to exchange $1,000 in principal amount of new 10% Senior Notes due 2015 (including a $30 early participation payment) for $1,000 principal amount of the 2011 notes, and $1,000 in principal amount of new 10% Senior Notes due 2016 (including a $30 early participation payment) for $1,000 principal amount of the 2012 notes. The exchange offer is being made only to qualified institutional buyers and certain non-U.S. investors located outside the United States. Holders who validly tender their Old Notes on or prior to the Early Participation Date, and whose Old Notes are accepted for exchange, will be eligible to receive the early participation payment.

The withdrawal date relating to the Old Notes occurred at 5:00 p.m., New York City time, on April 21, 2009. Old Notes previously tendered and Old Notes tendered after April 21, 2009 may not be withdrawn. The expiration date of the exchange offer will be at 5:00 p.m., New York City time, on May 5, 2009, unless extended.

Pursuant to the terms of the exchange offer, eligible holders of Old Notes may tender their Old Notes until the expiration date and still be entitled to receive the tender offer consideration if the Company accepts such Old Notes for exchange. However, any such tender that occurs after the Early Participation Date will not be entitled to the early participation payment.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Old Notes or any other securities. The exchange offer is made only by the offering memorandum and the accompanying letter of transmittal.

About Gannett

Gannett Co., Inc. is an international news and information company operating on multiple platforms including the Internet, mobile, newspapers, magazines and TV stations. Gannett is an Internet leader with hundreds of newspaper and TV Web sites; CareerBuilder.com, the nation’s top employment site; USATODAY.com; and more than 80 local MomsLikeMe.com sites. Gannett publishes 85 daily U.S. newspapers, including USA TODAY, the nation’s largest-selling daily newspaper, and more than 850 magazines and other non-dailies including USA WEEKEND. Gannett also operates 23 television stations in 19 U.S. markets. Gannett subsidiary

Newsquest is the United Kingdom’s second largest regional newspaper company with 17 daily paid-for titles, more than 200 weekly newspapers, magazines and trade publications, and a network of Web sites.

For investor inquiries, contact:

Jeff Heinz

Director, Investor Relations

(703) 854-6917

jheinz@gannett.com